                                                                       Exhibit 9


                          ECONOMIC VALUE ADDED (EVA)
                                INCENTIVE PLAN





         BONUS UNITS                                  BONUS BANK

         -------------------------------------------------------
         |                                                     |
         |          CAPITAL                                    |
         |                                                     |
         |     COST OF CAPITAL                                 |
         |                                                     |
         |          NOPAT                         $            |
         |                                                     |
         |  INDIVIDUAL OBJECTIVES                              |
         |                                                     |
         |       PERFORMANCE                                   |
         |                                                     |
         -------------------------------------------------------

         IMPROVEMENT                                EVA INTERVAL






                                                                [REVCO LOGO]

INTRODUCTION

This narrative describes the overall purpose, philosophy, content and mechanics of the Economic Value Added (EVA) Incentive Plan. Specifics about how the plan applies to an individual participant can be addressed by the Supervisor or the Managing Director, Compensation and Benefits.

PURPOSE

The objectives underlying the EVA Incentive Compensation Program are to more closely link incentive awards to value-added for shareholders and to promote a culture of performance and ownership among the Company's managers and professionals. This involves sharing some of the Company's business risk with shareholders, but also provides access to the upside potential associated with value creation. Accordingly, the program rewards long-term, enduring improvements in shareholder value.

FOCUS AND FINANCIAL MEASUREMENT

As a financial measure, EVA applies the cost of capital against Revco's operating profits to measure the true earnings to investors after covering both operating and financing costs (debt and equity). Performance will be measured and rewarded based upon the following formula:


              EVA = NOPAT - (Cost of Capital x Capital Employed)
                                 |----Capital Charge----|

              NOPAT = Operating profit after taxes but net of non-economic, non-cash charges

              CAPITAL =     Net assets invested in the business

              COST OF
              CAPITAL =     The minimum return required to compensate investors
                            for the risk in the Company's operations (e.g., Fiscal 1994 = 9.3%)

Each fiscal year an EVA target will be established for the corporation and each of the regions.


Individual objectives are the second primary component of the EVA Incentive Plan. The objectives (no more than 7) are established at the beginning of each fiscal year between the participant and supervisor. The objectives (financial and/or non-financial) require above-average performance and results should be both a challenge to achieve and significant in terms of importance to the Company.

WEIGHTING

The two primary components (EVA & Individual Objectives) are blended via weightings to deliver an appropriate potential incentive award based upon impact on EVA, as well as Revco's organizational hierarchy. The weightings (expressed as a percentage of each participant's target bonus opportunity) are as follows:

                                                    EVA/INDIVIDUAL
                                                    --------------
              President & CEO                       100%   /   -0-

              Executive Committee                    75%   /   25%

              Officers                               60%   /   40%

              Directors/Managers/Professionals       50%   /   50%

              District Managers                      25%   /   75%

              Pharmacy Supervisors                   25%   /   75%

BONUS UNITS

Each participant in the plan is credited with a number of bonus units equal to their target bonus, for example:

         Fiscal Year Base Salary Earnings = $50,000

         x Target Bonus %                   x   20%
                                            -------
         = Bonus Units                       10,000



At the end of the fiscal year, THE UNITS WILL HAVE A VALUE determined by Revco's (or region's) EVA performance.

        - If the EVA target is exactly achieved, the units will have a $1.00 value.

        - Particularly strong performance generates a value greater than a $1.00.

        -  Underperformance results in a value less than $1.00.

ANNUAL EVA TARGETS AND PRIMARY COMPONENTS IN THE FORMULA

As mentioned, the basic EVA formula is:

             EVA =  NOPAT - (Cost of Capital x Capital Employed)

As we go forward from year to year, a simple formula has been developed to generate the EVA target based upon the concluded year's performance. Therefore, each year's target EVA is the sum of:

        The AVERAGE of the concluded year's ACTUAL EVA and TARGET EVA

                                   - PLUS -

                        An EXPECTED IMPROVEMENT amount


Based upon a retail study of 3 year EVA improvement as a percent of capital, the following improvement amounts have been developed:


                          Corporate:    $5.0 Million

                          Region 1:     $3.9 Million

                          Region 2:     $5.4 Million

The following presents illustrative targets based upon performance of a recently concluded fiscal year:

                                      ---000's Omitted---

                                CORPORATE   REGION 1    REGION 2
                                ---------   --------    --------
        EVA Target               $10.800     $46.200     $57.000
        EVA Actual                19.958      50.645      66.754
                                 -------     -------     -------
        Average EVA              $15.379     $48.423     $61.877
        + EVA Improvement          5.000       3.900       5.400
                                 -------     -------     -------
        Target EVA               $20.379     $52.323     $67.277

The Corporate figures will not total from the sum of the Regions since significant amounts of capital and expense are charged to Corporate that are not allocated to the Regions.

EVA INTERVAL

Along with the EVA expected improvement amount, the EVA interval is a primary component in the EVA formula since it is used to calculate awards.

Since the bonus units are worth $1.00 if the EVA target is achieved exactly and the worth of the bonus units are uncapped, we need to know how much greater than target the EVA must be to double the target bonus. Additionally, we need to know how much less than the target EVA must be to cancel the bonus entirely. Based upon market research, the following EVA intervals have been established:

                     Corporate:    $14 Million

                     Region 1:     $19 Million

                     Region 2:     $19 Million

Therefore, using our examples shown on page 3, the potential worth of bonus units and the associated EVA performance to generate that worth would be as follows:

                            For Bonus      For Bonus       For Bonus
                           Unit to be      Unit to be      Unit to be
                          Worth $0.00:    Worth $1.00:    Worth $2.00:
                          ------------    ------------    ------------
                                     EVA PERFORMANCE MUST BE:
                                         (000'S OMITTED)
        Corporate           $ 6.379         $20.379          $34.379

        Region 1            $33.323         $52.323          $71.323

        Region 2            $48.277         $67.277          $86.277

Since the plan is uncapped, depending upon performance, the bonus unit could be worth more than $2.00; it could also generate negative value as well (e.g., -.10 cts, - $1.00, etc.).

BONUS BANK

One objective of the EVA Incentive Plan is to offer the potential of unlimited bonuses and to ensure that "windfalls" are not rewarded. That is, only sustained EVA growth is full compensated.

Therefore, all EVA awards flow through a "Bonus Bank" assigned to each participant. At the end of the fiscal year (i.e., after adding the current year's earned award to the bonus bank balance), if the ending bank balance is less than the target award, the full balance is disbursed. As a matter of fact, the bonus bank balance is paid in full up to 125% of the target award. If the bank balance contains more than 125% of target, 1/3 of the EXCESS is paid and 2/3 of the excess remains in the bank to be paid in subsequent years-provided that EVA is sustained.

Negative charges, for deteriorating performance, reduce the bank balance.

The bonus bank balance will never grow to more than one times your target bonus amount., If it does, the entire balance will be paid in cash.

Finally, interest is not paid on units in the bonus bank.

The following presents three examples of the bonus bank:

                                     YEAR 1        YEAR 2        YEAR 3
                                     ------        ------        ------
Beginning Balance                     0.00           0.03         0.32

Bonus Award                           1.30           1.70        (0.10)
-----------                           ----           ----         ----

Ending Balance                        1.30           1.73         0.22

Payout Calculation:
-------------------

Pay balance up to 125% of target      1.25           1.25         0.22

+ 1/3 of Excess                       0.02           0.16         0.00
---------------                       ----           ----         ----

Total Payout                          1.27           1.41         0.22

Ending Bank Balance                   0.03           0.32         0.00

ILLUSTRATIVE AWARD

The following presents an illustrative award and assumes an overall rating of 90% based upon performance against the (no more than) 7 individual objectives as well as the PERFORMANCE METHODS section of the performance appraisal.


Specifics:
      Target Bonus %:          20%            Total Award:          $23,513

      Target Bonus Award:      $15,000        Cash Award:           $20,338

      Goal Weighting:          50/50          Bonus Bank:           $3,175

      EVA Bonus Unit Value:    $1.65          Individual Rating:    90%


                                 CALCULATION:
AWARD:

              (1)       (2)        (3)         (4)         (5)      (6)
             Goal     Target       EVA         EVA     -- FY Indiv. Award --
           Weighting  Award     Bonus Unit    Accomp.      %      $
           ---------  ------    ----------    -------      ----   -------
EVA           50%      $7500    x $1.65 =     $12,375      N/A    $12,375
Individual    50%      $7500    x  1.65 =     $12,375      x.90 =  11,138
             ----    -------                  -------             -------
             100%    $15,000                  $24,750             $23,513

CASH/BONUS BANK:

      (7)              (8)            (9)             (10)          (11)
    Target         Amount           1/3 of
    Award @       Over $1.25      Balance in       Banked 2/3
  $1.25 Value      of Target        Cash           of Excess       Due Now
  (2) x 1.25        (6 - 7)      (8 x .3333)        (8 - 9)        (7 + 9)
  -----------      ---------     -----------       ----------     ----------

   $18,750          $4,763          $1,588          $3,175          $20,338

VESTING IN THE BONUS BANK

DEATH OR DISABILITY

        - Payment of the balance in the bonus bank will be made after the fiscal year is concluded

        - Pro rata payout of current year's bonus award when Revco distributes awards to all participating employees

RETIREMENT

        - A retiring employee may elect to receive his/her bonus bank balance 100% in cash, or in equal installments over a 3 year period

        -    Revco's Executive Committee must agree to the election

        - Pro rata payout of the current year's bonus award when Revco distributes awards to all participating employees

WORKFORCE REDUCTION/SALE OF A BUSINESS

        - Employees will receive their bonus bank balances after the fiscal year is concluded

        - Pro-rata payout of the current year's bonus award when Revco distributes awards to all participating employees

TERMINATION

        -    All balances are forfeited in the Bonus Bank


        -    Current year's bonus bank is forfeited

VOLUNTARY RESIGNATION

        - If the employee quits during a fiscal year, all balances are forfeited in the bonus bank

        - If the employee completes the fiscal year prior to resignation, he/she will receive the full bonus award earned during that year

        -    The remaining bank balance is forfeited

SUMMARY

        -  Each year's EVA PERFORMANCE is determined by:

                 NOPAT - (Cost of Capital x Capital Employed)

        -  Each year's EVA TARGET is the sum of the:

              Average of the prior year's ACTUAL and TARGET EVA

                                   - Plus -

                        An expected IMPROVEMENT amount

        - COST OF CAPITAL is the minimum return required to compensate investors for the risk in investing in the Company's operations

        -  The EVA INTERVAL indicates:

           - How much greater than target the EVA must be to double the target bonus
           - How much less than target the EVA must be to cancel the bonus entirely

        -  The value of the BONUS UNITS depends upon EVA achievement

        - INDIVIDUAL OBJECTIVES are an important component of the plan and weighted with EVA performance

        -  All awards flow through the BONUS BANK

           -  The bank is paid in full up to 125% of the target award
           -  1/3 of the excess is paid in cash/ 2/3 deferred

        -  NO CAP

        -  NEGATIVE bonuses can be generated